Exhibit 99.1

Contact:   Michael R. Sand,
               President & CEO
  Dean J. Brydon, CFO
                   (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp Earnings Per Share Increased 19% to $0.43 for First Fiscal Quarter of 2017
Increases Quarterly Dividend by 22%

HOQUIAM, WA – January 23, 2017 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported net income of $3.15 million, or $0.43 per diluted common share, for its first fiscal quarter ended December 31, 2016.  This compares to net income of $2.53 million, or $0.36 per diluted common share, for the quarter ended December 31, 2015, and net income of $2.70 million, or $0.38 per diluted common share for the preceding quarter ended September 30, 2016.

Timberland's Board of Directors also announced a 22% increase in the quarterly cash dividend to shareholders to $0.11 per common share, payable on February 27, 2017, to shareholders of record on February 13, 2017.

"We are pleased with the ongoing strength of the Company's financial metrics, as we continue to grow the balance sheet toward $1 billion in assets," stated Michael R. Sand, President and CEO.  "The December quarter's net income and earnings per share were both record operating results for the Company and have provided a strong first fiscal quarter for us to build upon during the remainder of our current fiscal year.  We expect rising interest rates to have a positive impact on the Company's earnings this year as will the scheduled maturities of two high cost Federal Home Loan Bank borrowings this summer."

First Fiscal Quarter 2017 Earnings and Balance Sheet Highlights (at or for the period ended December 31, 2016, compared to September 30, 2016, or December 31, 2015):

   Earnings Highlights:
•	Net income increased 24% to $3.15 million from $2.53 million for the comparable quarter one year ago;
•	Earnings per diluted common share increased 19% to $0.43 from $0.36 for the comparable quarter one year ago;
•	Return on average equity and return on average assets for the current quarter increased to 12.87% and 1.39%, respectively;
•	Net interest margin improved to 3.91% from 3.77% for the preceding quarter;
•	Operating revenue increased 13% from the comparable quarter one year ago; and
•	Non-interest income increased 28% from the comparable quarter one year ago.

   Balance Sheet Highlights:
•	Total assets increased 10% year-over-year and 4% from the prior quarter;
•	Net loans receivable increased 7% year-over-year and 1% from the prior quarter;
•	Total deposits increased 13% year-over-year and 4% from the prior quarter;
•	Other real estate owned ("OREO") and other repossessed assets decreased 58% year-over-year and 21% from the prior quarter;
•	Non-performing assets decreased 53% year-over-year and 18% from the prior quarter to 0.70% of total assets; and
•	Book and tangible book values per common share increased to $14.32 and $13.51, respectively, at December 31, 2016.

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding other than temporary impairment ("OTTI") charges on investment securities) increased 13% to $11.53 million for the current quarter from $10.23 million for the comparable quarter one year ago and increased 4% from $11.06 million for the preceding quarter.

Net interest income for the current quarter increased 8% to $8.31 million from $7.71 million for the comparable quarter one year ago and increased 6% from $7.81 million for the preceding quarter.  The increased net interest income was primarily due to an increase in the average total interest-bearing assets and a reduction in the Federal Home Loan Bank ("FHLB") borrowing expense during the quarter.  Average total interest-bearing assets for the current quarter increased 10% to $849.73 million from $771.16 million for the comparable quarter one year ago and increased 3% from $828.00 million for the preceding quarter.  The reduced interest expense for FHLB borrowings was primarily due to the prepayment of a $15.00 million FHLB borrowing on September 30, 2016, which reduced interest expense by approximately $54,000 per month during the quarter.  During the preceding quarter, net interest income was reduced by a $138,000 pre-payment penalty incurred in connection with the prepayment of the $15.00 million FHLB borrowing.  Two additional high-cost $15.00 million FHLB borrowings mature near the end of Timberland's 2017 fiscal year.

The net interest margin for the current quarter was 3.91% compared to 3.77% for the preceding quarter and 4.00% for the comparable quarter one year ago. The net interest margin for the current quarter was increased by approximately one basis point due to the collection of $21,000 of non-accrual interest.  The net interest margin for the comparable quarter one year ago was increased by approximately 25 basis points due to the collection of $475,000 of non-accrual interest.  The net interest margin for the preceding quarter was reduced by approximately five basis points (net), due to the $138,000 pre-payment penalty on the FHLB borrowing, which was partially offset by the collection of $38,000 of non-accrual interest.

Non-interest income increased 3% to $3.22 million for the quarter ended December 31, 2016, from $3.11 million for the preceding quarter, and increased 28% from $2.52 million for the comparable quarter one year ago.  The increase in non-interest income for the current quarter compared to the preceding quarter was primarily due to an increase in gain on sale of loans, a decrease in OTTI charges on investment securities, and smaller increases in several other categories.  These improvements to non-interest income were partially offset by a $273,000 decrease in ATM and debit card interchange transaction fee income.  The increase in gain on sale of loans was primarily due to an increase in the dollar volume of fixed-rate one- to four-family loans sold during the current quarter.  The decrease in ATM and debit card interchange transaction fees was primarily due to a one-time $262,000 incentive payment received from Timberland's debit card issuer during the preceding quarter.

Total operating expenses for the current quarter decreased 2% to $6.81 million from $6.96 million for the preceding quarter and increased 5% from $6.48 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily due to decreases in the premises and equipment, ATM and debit card processing and OREO and other repossessed assets categories.  These decreases were partially offset by an increase in salaries and employee benefits expense.  The efficiency ratio for the current quarter improved to 59.07% from 63.77% for the preceding quarter and 63.35% for the comparable quarter one year ago.

The provision for income taxes for the quarter ended December 31, 2016, increased to $1.57 million from $1.26 million for the preceding quarter, primarily due to higher pre-tax income.  The effective tax rate was 33.3% for the current quarter compared to 31.7% for the quarter ended September 30, 2016.

Balance Sheet Management

Total assets increased 4% to $923.75 million at December 31, 2016 from $891.39 million at September 30, 2016.  The increase was primarily due to a $26.53 million increase in cash and cash equivalents and a $5.99 million increase in net loans receivable.  These increases were primarily funded by a $28.44 million increase in deposits during the quarter.

Liquidity, as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities, was 23.1% of total liabilities at December 31, 2016, compared to 20.6% at September 30, 2016, and 19.5% one year ago.

Net loans receivable increased $5.99 million, or 1%, to $669.14 million at December 31, 2016, from $663.15 million at September 30, 2016. The increase was primarily due to a $10.97 million increase in commercial real estate loans, a $9.50

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

million increase in multi-family construction loans, a $3.24 million increase in custom and owner/builder one- to four-family construction loans, and a $925,000 increase in one- to four-family mortgage loans.  These increases were partially offset by a $10.24 million decrease in multi-family mortgage loans, a $5.53 million increase in the amount of undisbursed construction loans in process, a $1.97 million decrease in speculative one- to four-family construction loans, and a $1.74 million decrease in consumer loans.

LOAN PORTFOLIO
($ in thousands)	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$119,485	16%	$118,560	16%	$117,203	17%
Multi-family	52,062	7	62,303	9	47,980	7
Commercial	323,496	44	312,525	43	295,595	43
Construction - custom and
owner/builder	96,292	13	93,049	13	67,861	10
Construction - speculative one-to four-family	6,133	1	8,106	1	6,199	1
Construction - commercial	8,627	1	9,365	1	22,213	3
Construction - multi-family	22,092	3	12,590	2	20,570	3
Land	22,359	3	21,627	3	25,258	4
Total mortgage loans	650,546	88	638,125	88	602,879	88

Consumer loans:
Home equity and second
mortgage	37,602	5	39,727	5	36,057	5
Other	4,523	1	4,139	1	4,387	1
Total consumer loans	42,125	6	43,866	6	40,444	6

Commercial business loans	42,657	6	41,837	6	40,886	6
Total loans	735,328	100%	723,828	100%	684,209	100%
Less:
Undisbursed portion of
construction loans in
process	(54,161)		(48,627)		(47,596)
Deferred loan origination
fees	(2,184)		(2,229)		(2,183)
Allowance for loan losses	(9,843)		(9,826)		(9,889)
Total loans receivable, net	$669,140		$663,146		$624,541

_______________________
(a)	Does not include one- to four-family loans held for sale totaling $2,008, $3,604 and $1,304 at December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

Timberland originated $90.15 million in loans during the quarter ended December 31, 2016, compared to $53.76 million for the comparable quarter one year ago and $69.71 million for the preceding quarter.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also (on a much smaller volume) sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the first quarter of fiscal 2017, fixed-rate one- to four-family mortgage loans and SBA loans totaling $24.20 million were sold compared to $12.62 million for the comparable quarter one year ago and $17.83 million for the preceding quarter.

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

Timberland's investment securities decreased slightly during the quarter to $8.71 million at December 31, 2016, from $8.85 million at September 30, 2016, primarily due to scheduled amortization.

Premises and equipment increased by $1.66 million, or 10%, during the current quarter to $17.82 million at December 31, 2016, from $16.16 million at September 30, 2016.  The increase was primarily a result of Timberland purchasing the building that it had been leasing for its Gig Harbor branch office for $1.84 million in December 2016.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing demand	$176,382	22%	$172,283	23%	$142,279	20%
NOW checking	207,415	26	203,812	27	186,003	27
Savings	131,124	17	123,474	16	110,475	16
Money market	122,026	15	107,083	14	99,061	14
Money market – brokered	6,912	1	6,908	1	7,153	1
Certificates of deposit under $100	76,951	10	78,284	10	83,618	12
Certificates of deposit $100 and over	65,956	9	66,485	9	65,984	9
Certificates of deposit – brokered	3,209	--	3,205	--	3,197	1
Total deposits	$789,975	100%	$761,534	100%	$697,770	100%

Total deposits increased $28.44 million, or 4%, during the current quarter to $789.98 million at December 31, 2016, from $761.53 million at September 30, 2016.  The current quarter's increase was primarily due to a $14.95 million increase in money market account balances, a $7.65 million increase in savings account balances, a $4.10 million increase in non-interest bearing demand account balances and a $3.60 million increase in negotiable order of withdrawal ("NOW") checking account balances.  These increases were partially offset by a $1.86 million decrease in certificates of deposit account balances.

Shareholders' Equity

Total shareholders' equity increased $2.80 million to $99.63 million at December 31, 2016, from $96.83 million at September 30, 2016.  The increase in shareholders' equity was primarily due to net income of $3.15 million for the quarter, which was partially offset by dividend payments of $625,000 to shareholders.  For the quarter ended December 31, 2016, book value per share increased $0.37 to $14.32 and tangible book value per share increased $0.38 to $13.51.  Timberland did not repurchase shares of its common stock during the quarter and, at December 31, 2016, had 221,893 shares authorized to be purchased in accordance with the terms of its existing stock repurchase plan.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 16.39% and a Tier 1 leverage capital ratio of 10.60%.

There was no provision for loan losses made for the quarters ended December 31, 2016, September 30, 2016, and December 31, 2015.  Timberland had a net recovery of $17,000 for the current quarter compared to net charge-offs of $15,000 for the preceding quarter and net charge-offs of $35,000 for the comparable quarter one year ago.  The non-performing assets to total assets ratio improved to 0.70% at December 31, 2016, from 0.88% three months earlier and 1.63% one year ago.  The allowance for loan losses was 1.45% of loans receivable at December 31, 2016.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 25% to $4.06 million at December 31, 2016, from $5.48 million one year ago and increased 17% from $3.47 million at September 30, 2016.  Non-accrual loans decreased 51% to $2.36 million at December 31, 2016, from $4.83 million one year ago and decreased 18% from $2.87 million at September 30, 2016.

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

NON-ACCRUAL LOANS	December 31, 2016		September 30, 2016		December 31, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$846	7	$914	7	$2,694	17
Commercial	--	--	612	1	1,184	3
Construction	367	1	367	1	--	--
Land	735	5	548	5	546	4
Total mortgage loans	1,948	13	2,441	14	4,424	24

Consumer loans:
Home equity and second
mortgage	387	5	402	6	300	4
Other	29	1	30	1	34	1
Total consumer loans	416	6	432	7	334	5

Commercial business loans	--	--	--	--	73	1
Total loans	$2,364	19	$2,873	21	$4,831	30

OREO and other repossessed assets decreased 58% to $3.25 million at December 31, 2016, from $7.67 million at December 31, 2015, and decreased 21% from $4.12 million at September 30, 2016.  At December 31, 2016, the OREO and other repossessed asset portfolio consisted of 19 individual real estate properties and one mobile home.  During the quarter ended December 31, 2016, four OREO properties totaling $893,000 were sold for a net gain of $3,000.

OREO and OTHER REPOSSESSED ASSETS	December 31, 2016		September 30, 2016		December 31, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$456	3	$1,071	5	$2,763	10
Commercial	636	3	648	3	1,449	3
Land	2,095	13	2,331	14	3,388	18
Mobile home	67	1	67	1	67	1
Total	$3,254	20	$4,117	23	$7,667	32

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets are total assets less goodwill.

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2016	September 30, 2016	December 31, 2015

Shareholders' equity	$99,634	$96,834	$91,051
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$93,984	$91,184	$85,401

Total assets	$923,751	$891,388	$837,379
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$918,101	$885,738	$831,729

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2016	2016	2015
Interest and dividend income
Loans receivable	$8,788	$8,588	$8,429
Investment securities	70	74	69
Dividends from mutual funds and FHLB stock	24	23	22
Interest bearing deposits in banks	281	253	171
Total interest and dividend income	9,163	8,938	8,691

Interest expense
Deposits	543	521	504
FHLB borrowings	307	611	477
Total interest expense	850	1,132	981
Net interest income	8,313	7,806	7,710

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	8,313	7,806	7,710

Non-interest income
OTTI on investment securities, net	--	(140)	--
Service charges on deposits	1,105	1,071	972
ATM and debit card interchange transaction fees	800	1,073	700
Gain on sale of loans, net	689	551	394
Bank owned life insurance ("BOLI") net earnings	137	141	136
Servicing income on loans sold	97	86	65
Other	388	327	251
Total non-interest income, net	3,216	3,109	2,518

Non-interest expense
Salaries and employee benefits	3,680	3,589	3,471
Premises and equipment	755	831	760
Advertising	162	163	205
OREO and other repossessed assets, net	30	101	244
ATM and debit card processing	311	387	322
Postage and courier	95	104	100
State and local taxes	155	161	132
Professional fees	201	208	130
FDIC insurance	113	114	107
Other insurance	33	33	32
Loan administration and foreclosure	94	106	29
Data processing and telecommunications	450	502	450
Deposit operations	309	274	172
Other	422	388	325
Total non-interest expense	6,810	6,961	6,479

(Statement continued on following page)

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2016	2016	2015
Income before income taxes	$4,719	$3,954	$3,749
Provision for income taxes	1,572	1,255	1,221
Net income	$3,147	$2,699	$2,528

Net income per common share:
Basic	$0.46	$0.40	$0.37
Diluted	0.43	0.38	0.36

Weighted average common shares outstanding:
Basic	6,862,749	6,831,419	6,869,726
Diluted	7,235,515	7,146,115	7,083,864

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2016	2016	2015
Assets
Cash and due from financial institutions	$16,598	$16,686	$12,481
Interest-bearing deposits in banks	118,872	92,255	81,119
Total cash and cash equivalents	135,470	108,941	93,600

Certificates of deposit ("CDs") held for investment, at cost	53,432	53,000	50,865
Investment securities:
Held to maturity, at amortized cost	7,418	7,511	7,824
Available for sale, at fair value	1,288	1,342	1,362
FHLB stock	2,204	2,204	2,699
Loans held for sale	2,008	3,604	1,304

Loans receivable	678,983	672,972	634,430
Less: Allowance for loan losses	(9,843)	(9,826)	(9,889)
Net loans receivable	669,140	663,146	624,541

Premises and equipment, net	17,816	16,159	16,589
OREO and other repossessed assets, net	3,254	4,117	7,667
BOLI	18,858	18,721	18,306
Accrued interest receivable	2,443	2,348	2,234
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,706	1,573	1,475
Other assets	3,064	3,072	3,263
Total assets	$923,751	$891,388	$837,379

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$176,382	$172,283	$142,279
Deposits: Interest-bearing	613,593	589,251	555,491
Total deposits	789,975	761,534	697,770

FHLB borrowings	30,000	30,000	45,000
Other liabilities and accrued expenses	4,142	3,020	3,558
Total liabilities	824,117	794,554	746,328

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 6,994,148 shares issued and outstanding – December 31, 2015 6,943,868 shares issued and outstanding – September 30, 2016 6,956,568 shares issued and outstanding – December 31, 2016	10,188	9,961	10,402
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(595)	(661)	(859)
Retained earnings	90,230	87,709	81,823
Accumulated other comprehensive loss	(189)	(175)	(315)
Total shareholders' equity	99,634	96,834	91,051
Total liabilities and shareholders' equity	$923,751	$891,388	$837,379

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2016	2016	2015
PERFORMANCE RATIOS:
Return on average assets (a)	1.39%	1.22%	1.22%
Return on average equity (a)	12.87%	11.34%	11.26%
Net interest margin (a)	3.91%	3.77%	4.00%
Efficiency ratio	59.07%	63.77%	63.35%

	Dec. 31,	June 30,	Dec. 31,
	2016	2016	2015
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,364	$2,873	$4,831
Loans past due 90 days and still accruing	135	135	285
Non-performing investment securities	681	734	891
OREO and other repossessed assets	3,254	4,117	7,667
Total non-performing assets (b)	$6,434	$7,859	$13,674

Non-performing assets to total assets (b)	0.70%	0.88%	1.63%
Net charge-offs (recoveries) during quarter	$(17)	$15	$35
Allowance for loan losses to non-accrual loans	416%	342%	205%
Allowance for loan losses to loans receivable (c)	1.45%	1.46%	1.56%
Troubled debt restructured loans on accrual status (d)	$7,579	$7,629	$7,971

CAPITAL RATIOS:
Tier 1 leverage capital	10.60%	10.55%	10.56%
Tier 1 risk-based capital	15.13%	14.75%	13.91%
Common equity Tier 1 risk-based capital	15.13%	14.75%	13.91%
Total risk-based capital	16.39%	16.01%	15.17%
Tangible common equity to tangible assets (non-GAAP)	10.24%	10.29%	10.27%

BOOK VALUES:
Book value per common share	$14.32	$13.95	$13.02
Tangible book value per common share (e)	13.51	13.13	12.21

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(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $404, $530 and $1,229 reported as non-accrual loans at December 31, 2016, September 30, 2016 and December 31, 2015, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2017 Earnings
January 23, 2017

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans and loans held for sale	$684,911	5.13%	$669,661	5.13%	$625,558	5.39%
Investment securities and FHLB Stock	10,989	3.42%	11,726	3.31%	11,955	3.04%
Interest bearing deposits and CD's	153,831	0.72%	146,609	0.68%	133,643	0.50%
Total interest-bearing assets	849,731	4.31%	827,996	4.32%	771,156	4.51%
Other assets	57,105		56,653		58,204
Total assets	906,836		884,649		829,360

Liabilities and Shareholders' Equity
NOW checking accounts	$202,385	0.23%	$193,225	0.24%	$179,611	0.25%
Money market accounts	120,311	0.32%	107,410	0.31%	104,377	0.30%
Savings accounts	127,656	0.06%	122,088	0.05%	110,356	0.05%
Certificate of deposit accounts	147,433	0.83%	148,866	0.81%	153,866	0.76%
Total interest-bearing deposits	597,785	0.36%	571,589	0.36%	548,210	0.36%
FHLB borrowings	30,000	4.07%	44,837	5.42%	45,000	4.21%
Total interest-bearing liabilities	627,785	0.54%	616,426	0.73%	593,210	0.66%

Non-interest bearing demand deposits	176,768		168,744		142,518
Other liabilities	4,495		4,296		3,788
Shareholders' equity	97,788		95,183		89,844

Total liabilities and shareholders' equity	906,836		884,649		829,360

Interest rate spread		3.77%		3.59%		3.85%
Net interest margin (1)		3.91%		3.77%		4.00%
Average interest-bearing assets to
Average interest bearing liabilities	135.35%		134.32%		130.00%
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(1)Net interest margin = annualized net interest income /
average interest-bearing assets